Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 8, 2023

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2023

INDIANAPOLIS, INDIANA – September 8, 2023 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2023. Hurco recorded net income of $260,000, or $0.04 per diluted share, for the third quarter of fiscal year 2023, compared to net income of $1,238,000, or $0.18 per diluted share, for the corresponding period in fiscal year 2022. For the nine months of fiscal year 2023, Hurco reported net income of $1,967,000, or $0.30 per diluted share, compared to net income of $6,802,000, or $1.01 per diluted share, for the corresponding period in fiscal year 2022.

Sales and service fees for the third quarter of fiscal year 2023 were $53,201,000, a decrease of $4,439,000, or 8%, compared to the corresponding prior year period, and included a favorable currency impact of $579,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal year 2023 were $161,702,000, a decrease of $25,650,000, or 14%, compared to the corresponding prior year period, and included an unfavorable currency impact of $4,113,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “This quarter we saw softening conditions in the key machine tool markets in the world (U.S., China, and Germany). In contrast, smaller European markets like Italy, the United Kingdom and France achieved higher sales with the benefit of a strong mix of higher-performance VMX and five-axis machine sales. We experienced improved orders and sales of Milltronics machines in Europe, a market we are focused on growing, and increased sales of electromechanical components and accessories manufactured by LCM. Our highest priority is to focus on reducing inventory levels and generating higher levels of cash flow for the rest of the year as we adjust production to changing levels of demand. We remain patient and poised for the markets to recover with a plan for new products and a strong balance sheet that will allow us to continue our investment in the best technology for our customers.”

The following table sets forth net sales and service fees by geographic region for the third fiscal quarter and nine months ended July 31, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$18,272	$23,736	($5,464)	(23)%	$58,609	$70,154	($11,545)	(16)%
Europe	31,162	28,932	2,230	8%	89,745	93,932	(4,187)	(4)%
Asia Pacific	3,767	4,972	(1,205)	(24)%	13,348	23,266	(9,918)	(43)%
Total	$53,201	$57,640	($4,439)	(8)%	$161,702	$187,352	($25,650)	(14)%

Sales in the Americas for the third quarter and nine months of fiscal year 2023 decreased by 23% and 16%, respectively, compared to the corresponding periods in fiscal year 2022, primarily due to decreased shipments of Hurco and Milltronics machines, particularly the higher-performance VMX machines.

European sales for the third quarter of fiscal year 2023 increased by 8%, compared to the corresponding period in fiscal year 2022, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales was primarily attributable to an increased volume of shipments and improved mix of higher-performance Hurco VMX and five-axis machines in Italy and France, increased European sales of Milltronics machines, and increased sales of electro-mechanical components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).  Additionally, while the volume of machine sales in the third quarter did not increase year-over-year in the United Kingdom, overall sales in dollars in the U.K. increased due to an improved mix of higher-performance VMX machines.

European sales for the nine months of fiscal year 2023 decreased by 4%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales was primarily attributable to a decreased volume of shipments of Hurco machines in Germany, France, and Italy, partially offset by increased sales of higher-performance Hurco VMX machines in the United Kingdom, increased European sales of Milltronics machines, and increased sales of electro-mechanical components and accessories manufactured by LCM.

Asian Pacific sales for the third quarter and nine months of fiscal year 2023 decreased by 24% and 43%, respectively, compared to the corresponding periods in fiscal year 2022, and included an unfavorable currency impact of 3% and 4%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in Asian Pacific sales in both periods primarily resulted from a reduced volume of shipments of Hurco and Takumi machines in China, Southeast Asia, and India.

Orders for the third quarter of fiscal year 2023 were $42,082,000, a decrease of $10,800,000, or 20%, compared to the corresponding period in fiscal year 2022, and included a favorable currency impact of $1,064,000, or 2%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal year 2023 were $155,535,000, a decrease of $27,060,000, or 15%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of $4,024,000, or 2%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third fiscal quarter and nine months ended July 31, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$14,607	$21,652	($7,045)	(33)%	$56,548	$68,189	($11,641)	(17)%
Europe	24,752	26,429	(1,677)	(6)%	87,632	94,964	(7,332)	(8)%
Asia Pacific	2,723	4,801	(2,078)	(43)%	11,355	19,442	(8,087)	(42)%
Total	$42,082	$52,882	($10,800)	(20)%	$155,535	$182,595	($27,060)	(15)%

Orders in the Americas for the third quarter and nine months of fiscal year 2023 decreased by 33% and 17%, respectively, compared to the corresponding periods in fiscal year 2022. The decreases in orders in both periods were primarily due to decreased customer demand for Hurco and Milltronics machines, particularly higher-performance VMX and five-axis machines.

European orders for the third quarter of fiscal year 2023 decreased by 6%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco machines in Germany and Italy, partially offset by increased customer demand for Hurco machines in France, Milltronics machines in Europe and electro-mechanical components and accessories manufactured by LCM. Additionally, while the volume of machine orders in the third quarter of fiscal 2023 did not increase year-over-year in the United Kingdom, overall orders in dollars in the U.K. increased due to an improved mix of higher-performance VMX and five-axis machines.

European orders for the nine months of fiscal year 2023 decreased by 8%, compared to the corresponding prior year period, and included an unfavorable currency impact of 4%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco machines in Germany and France, partially offset by increased customer demand for higher-performance Hurco VMX machines in the United Kingdom and Italy, and for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the third quarter and nine months of fiscal year 2023 decreased by 43% and 42%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of less than 1% and 3%, respectively, when translating foreign orders to U.S. dollars. The reduction in Asian Pacific orders in both periods was driven primarily by a decrease in customer demand for Hurco and Takumi machines in China, India, and Southeast Asia.

Gross profit for the third quarter of fiscal year 2023 was $13,448,000, or 25% of sales, compared to $14,399,000, or 25% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal year 2023 was $38,749,000, or 24% of sales, compared to $46,908,000, or 25% of sales, for the corresponding prior year period.  The year-over-year decreases in gross profit in both periods were primarily due to the lower volume of sales of vertical milling machines and the negative impact of fixed costs on lower sales and production volumes. Gross profit as a percentage of sales for the third quarter and nine months of fiscal 2023 was relatively unchanged year-over year despite the reduced volume, as sales reflected an increased mix of higher-performance VMX and five-axis machines sold in Europe.

Selling, general, and administrative expenses for the third quarter of fiscal year 2023 were $12,436,000, or 23% of sales, compared to $12,647,000, or 22% of sales, in the corresponding fiscal year 2022 period, and included an unfavorable currency impact of $81,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the nine months of fiscal year 2023 were $35,512,000, or 22% of sales, compared to $36,859,000, or 20% of sales, in the corresponding fiscal year 2022 period, and included a favorable currency impact of $739,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year decreases in selling, general and administrative expenses in absolute dollar terms in both periods were primarily attributable to lower costs related to sales commissions, marketing and tradeshow expenses, and employee support costs for the global operations.

The effective tax rates for the third quarter and nine months of fiscal year 2023 were 60% and 40%, respectively, compared to 28% and 31% in each of the respective corresponding prior year periods. The year-over-year increases in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, discrete items related to stock compensation and the impact of valuation allowances for our China operations combined with lower levels of consolidated income before taxes.

Cash and cash equivalents totaled $41,030,000 at July 31, 2023, compared to $63,922,000 at October 31, 2022. Working capital was $198,120,000 at July 31, 2023, compared to $194,733,000 at October 31, 2022. The increase in working capital was primarily driven by increases in inventories, net and prepaid and other assets and decreases in accounts payable and accrued payroll and employee benefits, partially offset by decreases in cash and cash equivalents and accounts receivable, net.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022

	(unaudited)		(unaudited)
Sales and service fees	$ 53,201	$ 57,640	$ 161,702	$ 187,352
Cost of sales and service	39,753	43,241	122,953	140,444
Gross profit	13,448	14,399	38,749	46,908
Selling, general and administrative expenses	12,436	12,647	35,512	36,859
Operating income	1,012	1,752	3,237	10,049
Interest expense	88	9	159	22
Interest income	122	16	259	69
Investment income (loss), net	11	(11)	47	170
Other income (expense), net	(412)	(22)	(131)	(440)
Income before taxes	645	1,726	3,253	9,826
Provision for income taxes	385	488	1,286	3,024
Net income	$ 260	$ 1,238	$ 1,967	$ 6,802

Income per common share
Basic	$ 0.04	$ 0.19	$ 0.30	$ 1.02
Diluted	$ 0.04	$ 0.18	$ 0.30	$ 1.01
Weighted average common shares outstanding
Basic	6,462	6,567	6,511	6,585
Diluted	6,469	6,629	6,538	6,637

Dividends per share	$ 0.16	$ 0.15	$ 0.47	$ 0.44

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2023	2022	2023	2022

	(unaudited)		(unaudited)
Gross margin	25%	25%	24%	25%
SG&A expense as a percentage of sales	23%	22%	22%	20%
Operating income as a percentage of sales	2%	3%	2%	5%
Pre-tax income as a percentage of sales	1%	3%	2%	5%
Effective tax rate	60%	28%	40%	31%
Depreciation and amortization	$ 1,037	$ 1,049	$ 3,141	$ 2,956
Capital expenditures	$ 345	$ 522	$ 1,751	$ 1,628

Balance Sheet Data:	7/31/2023	10/31/2022
Working capital	$ 198,120	$ 194,733
Days sales outstanding	54	38
Inventory turns	1.0	1.2
Capitalization
Total debt	--	--
Shareholders' equity	225,801	222,644
Total	$ 225,801	$ 222,644

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	July 31,	October 31,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 41,030	$ 63,922
Accounts receivable, net	33,281	38,444
Inventories, net	178,423	156,207
Derivative assets	169	2,515
Prepaid and other assets	9,060	6,981
Total current assets	261,963	268,069
Property and equipment:
Land	1,046	868
Building	7,392	7,352
Machinery and equipment	27,940	26,532
Leasehold improvements	4,638	4,351
	41,016	39,103
Less accumulated depreciation and amortization	(33,119)	(30,620)
Total property and equipment, net	7,897	8,483
Non-current assets:
Software development costs, less accumulated amortization	7,085	7,302
Intangible assets, net	1,071	1,246
Operating lease - right of use assets, net	10,921	8,460
Deferred income taxes	4,305	3,442
Investments and other assets, net	9,975	9,235
Total non-current assets	33,357	29,685
Total assets	$ 303,217	$ 306,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 36,338	$ 40,707
Customer deposits	5,502	4,839
Derivative liabilities	2,603	3,632
Operating lease liabilities	3,945	3,973
Accrued payroll and employee benefits	8,331	10,751
Accrued income taxes	1,545	2,611
Accrued expenses	4,261	5,397
Accrued warranty expenses	1,318	1,426
Total current liabilities	63,843	73,336
Non-current liabilities:
Deferred income taxes	88	67
Accrued tax liability	1,290	1,281
Operating lease liabilities	7,342	4,814
Deferred credits and other	4,853	4,095
Total non-current liabilities	13,573	10,257

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,553,673 and 6,645,352 shares issued and 6,462,138 and 6,566,994 shares outstanding, as of July 31, 2023 and October 31, 2022, respectively	646	657
Additional paid-in capital	61,274	63,635
Retained earnings	178,751	179,877
Accumulated other comprehensive loss	(14,870)	(21,525)
Total shareholders' equity	225,801	222,644
Total liabilities and shareholders' equity	$ 303,217	$ 306,237